EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Robert Kirkman, MD Chief Business Officer & VP Xcyte Therapies, Inc. (206) 262-6219

XCYTE THERAPIES, INC. UPDATES CLINICAL DEVELOPMENT PLANS

Seattle, WA-March 23, 2005 - Xcyte Therapies, Inc. (Xcyte, the “Company”) (Nasdaq: XCYT) announced today that the Company has recently completed a comprehensive review of its clinical development program. As a result of this review, the Company has decided to focus its resources and activities in two clinical areas.

“We are excited about our results in several diseases,” said Ron Berenson, M.D., President and Chief Executive Officer of Xcyte Therapies. “However, we recognize that we need to focus our resources on our best opportunities. Therefore, we intend to concentrate our efforts on our planned Phase II/III trial in chronic lymphocytic leukemia (CLL). We also intend to initiate a Phase I/II trial in patients with HIV late this year. We will complete our ongoing trials in patients with multiple myeloma and non-Hodgkin’s lymphoma, but will not initiate additional trials in these indications at this time. Our goal is to maintain our operating expenses for 2005 in approximately the same range as for 2004, while retaining the core competencies needed to move into a later stage trial.”

In the Company’s Phase I/II CLL trial, 12 of 17 (71%) who received a single infusion of Xcellerated T Cells demonstrated a 50% or greater decrease in the size of their enlarged lymph nodes. Eleven (85%) of the 13 patients with an enlarged spleen demonstrated a 50% or greater decrease in the size of their spleen. Based on these results, Xcyte is planning to initiate a Phase II/III trial, named the X-CLL Trial, in patients who have previously been treated with Campath. Following an End of Phase II meeting with the FDA in September 2004, Xcyte submitted a final protocol for this trial to the FDA in December 2004. In February 2005, the FDA requested that the Company withdraw this protocol to facilitate further discussion of the design of the trial. The protocol was resubmitted as a draft protocol in mid-February, and the Company has continued an extensive discussion with the FDA since that time. Also in mid-February, the Company met with the FDA to discuss the chemistry, manufacturing and controls submission that has been made related to this trial and our planned transfer of our manufacturing operations to our new facility in Bothell, Washington.

“We are working with the FDA to resolve the remaining issues in the design of this Phase II/III trial as rapidly as possible,” continued Dr. Berenson. “It remains our highest priority to get this trial underway as quickly as possible.”

As a result of the plan to focus clinical development on the Phase II/III trial in CLL and a Phase I/II trial in HIV, Xcyte yesterday reduced its workforce by approximately 24% to approximately 81 employees. The Company believes that remaining staff will be sufficient to initiate the two planned clinical trials and to transfer manufacturing operations for the Phase II/III trial to our new facility. The total cost to the Company of the termination benefits are expected to be approximately $300,000.

Note: Certain of the statements made in this press release are forward-looking, such as those, among others, relating to our expected operating expenses for 2005, our ability to reach agreement with the FDA on issues related to the design of the planned Phase II/III trial of Xcellerated T Cells in patients with chronic lymphocytic leukemia and our ability to initiate a Phase I/II trial in HIV by the end of 2005. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials, risks that the FDA may not agree with our proposals for design of the planned Phase II/III trial of Xcellerated T Cells in patients with chronic lymphocytic leukemia or our clinical or manufacturing plans and failure by Xcyte Therapies to secure or maintain relationships with collaborators. Results obtained in early stage clinical trials may not be predictive of results obtained in larger trials intended to demonstrate the safety and efficacy of Xcellerated T Cells. More information about the risks and uncertainties faced by Xcyte Therapies is contained in our filings with the Securities and Exchange Commission. Xcyte Therapies disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Xcyte Therapies, Inc. is a biotechnology company developing a new class of therapeutic products designed to enhance the body’s natural immune responses to treat cancer, infectious diseases and other medical conditions associated with weakened immune systems. Xcyte derives its therapeutic products from a patient’s own T cells, which are cells of the immune system that orchestrate immune responses and can detect and eliminate cancer cells and infected cells in the body. Xcyte uses its patented and proprietary Xcellerate™ Technology to generate activated T cells, called Xcellerated T Cells™, from blood that is collected from the patient. Activated T cells are T cells that have been stimulated to carry out immune functions. The Xcellerate™ Technology is designed to rapidly activate and expand the number of the patient’s T cells outside of the body. Xcyte is currently conducting clinical trials of Xcellerated T Cells™ in patients with chronic lymphocytic leukemia, non-Hodgkin’s lymphoma, and multiple myeloma.

Xcyte™, Xcyte Therapies™, Xcellerate™ and Xcellerated T Cells™ are trademarks of Xcyte Therapies, Inc.